Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 21, 2013, between Forest City Enterprises, Inc., an Ohio corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Original Indenture referred to below (the “Trustee”).
WITNESSETH:
WHEREAS, the Issuer’s Pricing Committee of its Board of Directors, at a meeting held on July 13, 2011, pursuant to authority delegated to it by the Issuer’s Board of Directors, authorized the Issuer to issue in a private placement up to $350 million in aggregate principal amount of its 4.25% Convertible Senior Notes due 2018 (the “Notes”), and approved the terms of the Notes as presented to it at the meeting by management of the Issuer and the Issuer’s financial advisor for the transaction;
WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of July 19, 2011 (the “Original Indenture”), providing for the issuance by the Issuer of its Notes;
WHEREAS, the Issuer’s Board of Directors, pursuant to an Action by the Board of Directors in Writing Without a Meeting, dated March 29, 2012, authorized the Issuer to change its fiscal year end from January 31 to December 31, effective with the year ending December 31, 2013;
WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Issuer and the Trustee may enter into supplemental indentures to make any change that does not adversely affect the rights of any noteholder;
WHEREAS, the Issuer wishes to amend the definition of “Fiscal Year” contained in Section 1.01(a) of the Indenture to designate December 31 as the end of the fiscal year of the Issuer;
WHEREAS, the changes contained herein do not adversely affect the rights of any noteholder in any respect; and
WHEREAS, the Issuer and the Trustee have duly authorized the execution and delivery of this First Supplemental Indenture and have done all things necessary to make this First Supplemental Indenture (together with the Original Indenture, the “Indenture”) a valid and legally binding agreement of the parties hereto, in accordance with its terms;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the noteholders as follows:
1. Definitions.
(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture or in the form of Note attached as Exhibit A to the Original Indenture.

(b) For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.
2. Amendment to the Definition of “Fiscal Year”. The definition of “Fiscal Year” contained in Section 1.01(a) of the Original Indenture, shall be amended and replaced in its entirety with the following:
“‘Fiscal Year’ means a fiscal year of the Company ending on December 31 of each calendar year.”
3. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.
6. Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.
7. Headings. The headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date and year first above written.

FOREST CITY ENTERPRISES, INC.
By:	/s/ ROBERT G. O'BRIEN
Name:	Robert G. O’Brien
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ TERESA PETTA
Name:	Teresa Petta
Title:	Vice President

[Signature Page to First Supplemental Indenture]